Emergent BioSolutions Secures Contract Modification Valued at Approximately $52.7 Million for ACAM2000® (Smallpox and Mpox (Vaccinia) Vaccine, Live) from the U.S. Government
GAITHERSBURG, Md., June 29, 2026 (GLOBE NEWSWIRE) -- Emergent BioSolutions (NYSE:EBS) today announced it has been awarded a contract modification valued at $52.7 million from the Administration for Strategic Preparedness and Response (ASPR) at the United States Department of Health and Human Services to supply ACAM2000® (Smallpox and Mpox (Vaccinia) Vaccine, Live) vaccine, ancillaries as well as diluent replacement lots for smallpox preparedness and response needs. Deliveries are expected to begin this month.
“This new contract modification for ACAM2000® underscores the U.S. government’s continued focus on biodefense preparedness and reflects Emergent’s longstanding role to collaborate and help protect civilians and warfighters against potential smallpox and mpox threats,” said Paul Williams, senior vice president, head of products business, global government & public affairs at Emergent. “In this increasingly dangerous world, we are proud to continue supporting the U.S. government as they continue to take critical, proactive steps on biodefense preparedness.”
This award follows Emergent’s recent announcements that the Saudi Food and Drug Authority has approved ACAM2000® for immunization against smallpox and mpox in high-risk individuals and that Singapore’s Health Sciences Authority has approved an expanded indication for ACAM2000® to include prevention of mpox disease in adults determined to be at high risk for mpox infection.
Experts consider smallpox to be a credible bioterror threat, with potential health, economic and national security implications due to its mortality rate.1 Emergent specializes in developing, manufacturing and delivering medical countermeasures to the U.S. government and allies around the world to support health preparedness and help protect the public from potential threats like smallpox, mpox, Ebola, anthrax and botulism.
This contract modification is under Emergent’s existing 10-year contract (75A50119C00071) with ASPR.
Indication and Select Important Safety Information for ACAM2000® (Smallpox and Mpox (Vaccinia) Vaccine, Live)
Indication
ACAM2000® is indicated for active immunization for the prevention of smallpox and mpox disease in individuals determined to be at high risk for smallpox or mpox infection.
Important Safety Information
Warning: Serious Complications
Myocarditis and pericarditis (suspect cases observed at a rate of 5.7 per 1000 primary vaccinees (95% CI: 1.9-13.3)), encephalitis, encephalomyelitis, encephalopathy, progressive vaccinia, generalized vaccinia, severe vaccinial skin infections, erythema multiforme major (including STEVENS-JOHNSON SYNDROME), eczema vaccinatum resulting in permanent sequelae or death, accidental eye infection (ocular vaccinia) which can cause ocular complications that may lead to blindness, and fetal death, have occurred following either primary vaccination or revaccination with ACAM2000® or other live vaccinia virus vaccines that were used historically.

Contraindications
Do not administer ACAM2000® to individuals with severe immunodeficiency. These individuals may include persons who are undergoing bone marrow transplantation or persons with primary or acquired immunodeficiency states who require isolation.
Warnings and Precautions
Serious complications that may follow either primary or revaccination with ACAM2000® include myocarditis and/or pericarditis, ischemic heart disease and non-ischemic dilated cardiomyopathy, encephalitis, encephalomyelitis, encephalopathy, progressive vaccinia (vaccinia necrosum), generalized vaccinia, severe vaccinial skin infections, erythema multiforme major (including Stevens-Johnson syndrome), eczema vaccinatum, fetal vaccinia, fetal death, and accidental eye infection (ocular vaccinia) that may lead to blindness. ACAM2000® is a live vaccinia virus that can be transmitted to persons who have close contact with the vaccinee and the risks in contacts are the same as those stated for vaccinees.
Adverse Reactions
Common adverse reactions include inoculation site signs and symptoms, lymphadenitis, and constitutional symptoms, such as malaise, fatigue, fever, myalgia, and headache.
To report Suspected Adverse Reactions, contact Emergent BioSolutions at 1-877-246-8472 (U.S.), 1-800-768-2304 (Canada), or medicalinformation@ebsi.com; or VAERS at 1-800-822-7967 or https://vaers.hhs.gov.
Please see the full Prescribing Information for ACAM2000® for complete Boxed Warning and safety information.
About Emergent BioSolutions At Emergent, our mission is to protect and save lives. For over 25 years, we’ve been at work preparing those entrusted with protecting public health. We deliver protective and life-saving solutions for health threats like smallpox, mpox, botulism, Ebola, anthrax and opioid overdose emergencies. To learn more about how we help prepare communities around the world for today’s health challenges and tomorrow’s threats, visit our website and follow us on LinkedIn, X, Instagram, Apple Podcasts and Spotify.
Safe Harbor Statement This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding the expected timing for delivery of the ACAM2000® vaccine, are forward-looking statements. We generally identify forward-looking statements by using words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “may,” “plan,” “position,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements. Forward-looking statements are based on our current intentions, beliefs, and expectations regarding future events based on information that is currently available. We cannot guarantee that any forward-looking statement will be accurate. Readers should realize that if underlying assumptions prove inaccurate or if known or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake any obligation to update any forward-looking statement to reflect new information, events, or circumstances. Readers should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the U.S. Securities and Exchange Commission, when evaluating our forward-looking statements.
Investor Contact:
Richard S. Lindahl
Executive Vice President, CFO
lindahlr@ebsi.com

Media Contact:
Assal Hellmer
Vice President, Communications
mediarelations@ebsi.com

1Smallpox as a Weapon for Bioterrorism